EXHIBIT 4.7


                                                           EXECUTION COPY









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                               NUTRITIONAL SOURCING CORPORATION,
                                                    as Issuer

                                              and

                                   WILMINGTON TRUST COMPANY,
                                                 as Trustee
                                      __________________

                          Security Pledge and Intercreditor Agreement
                                    Dated as of June 5, 2003

                                      __________________

                              10.125% Senior Secured Notes due 2009












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TABLE OF CONTENTS


                                                                          Page

Section 1.  Definitions  . . . . . . . . . . . . . . ..  . . . . . . . .      1

Section 2.  Representations and Warranties  . . . . . . . . . . . . . . .     3

Section 3.  Security Interest.  . . . . . . . . . . . . . . . . . . . . .     4

     3.01  Grant of Security Interest.. . . . . . . . . . . . . . . . . .     4
     3.02  Dividends on Collateral Consisting of Capital Stock. . . . . .     5

Section 4.  Subordination of Lien.. . . . . . . . . . . . . . . . . . . .     5

     4.01  Subordination Generally.. . . . . . . . . . . . . . . . . . . .    5
     4.02  Certain Enforcement Actions.. . . . . . . . . . . . . . . . . .    6
     4.03.  Certain Matters Pertaining to Insolvency Proceedings.. . . . .    6
     4.04  Certain Actions With Respect to Lien Priorities.. . . . . . . .    7
     4.05  Perfection of Security Interests. . . . . . . . . . . . . . . .    9
     4.06  Control of Dispositions of Collateral.. . . . . . . . . . . . .    9

Section 5.  Declaration of Trust; Other Provisions Concerning the Collateral.10

     5.01  Declaration and Acceptance of Trust. . . . . . . . . . . . . . .  10
     5.02  Right to Make Advances.. . . . . . . . . . . . . . . . . . . . .  10
     5.03  Release of Collateral . .. . . . . . . . . . . . . . . . . . . .  10
     5.04  Purchaser Protected . .. . . . . . . . . . . . . . . . . . . . .  12
     5.05  Powers Exercisable by Receiver or Trustee . .. . . . . . . . . .  12
     5.06  Determinations Relating to Collateral . . . . . . . . . . . . .   12

Section 6.  Further Assurances, Etc . . . . . . . . . . . . . . . . . . . .  12

     6.01  Delivery and Other Perfection . . . . . . . . . . . . . . . . .   12
     6.02  Certain Provisions Relating to Collateral . . . . . . . . . . .   13

Section 7.  Trust Moneys . . . . . . . . . . . . . . . . . . . . . . . . .   14

     7.01.  Trust Moneys . . . . . . . . . . . . . . . . . . . . . . . . .   14
     7.02  Withdrawal of Certain Trust Moneys . . . . . . . . . . . . . . .  15
     7.03  Application of Trust Moneys upon Event of Default . . . . . . .   15

Section 8.  Remedies, Etc . . . . . . . . . . . . . . . . . . . . . . . . .  15

     8.01  Event of Default . . . . . . . . . . . . . . . . . . . . . . . .  15
     8.02  Deficiency . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.03  Removals, Etc . . . . . . . . . . . . . . . . . . . . . . . . .   17
     8.04  Private Sale . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     8.05  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

Section 9.  Bank Credit Agreement Reliance, Modifications, Etc . . . . . . . 17

     9.01.  Notice of Acceptance, Etc . . . . . . . . . . . . . . . . . . .  17
     9.02.  Modifications to Documents . . . . . . . . . . . . . . . . . .   17
     9.03.  Liability of Banks . . . . . . . . . . . . . . . . . . . . . .   18
     9.04.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . 18

Section 10. Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .  18

     10.01  No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     10.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     10.03  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     10.04  Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . . .   19
     10.05  Successors and Assigns . . . . . . . . . . . . . . . . . . . .   19
     10.06  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     10.07  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   20
     10.08  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .  20
     10.09  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     10.10  Information as to Bank Credit Agreement . . . . . . . . . . . .  20
     10.11  No Limitation Upon Indenture . . . . . . . . . . . . . . . . . . 20


















































                    SECURITY PLEDGE AND INTERCREDITOR AGREEMENT

         SECURITY PLEDGE AND INTERCREDITOR AGREEMENT dated as of June 5, 2003, between NUTRITIONAL SOURCING CORPORATION, a Delaware corporation (including any successor thereto, the "Company,"), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as Trustee (the "Trustee").
Pursuant to an Indenture dated as of the date hereof (as the same may be modified and supplemented and in effect from time to time, the "Indenture") between the Company and the Trustee, the Company has authorized the issuance of up to $90,000,000 principal amount of its 10.125% Senior Secured Notes due 2009 issuable as provided in the Indenture on the date hereof (such 10.125% Senior Secured Notes being herein collectively called the "Securities").

          To induce the holders of the Securities to accept the Securities upon their issuance under the Indenture, the Company has agreed to pledge and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as so defined), which pledge and grant shall be junior in priority to any pledge and security interest in the Collateral granted by the Company as collateral security for its obligations under the "Bank Credit Agreement" referred to in the Indenture.

          Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Definitions.

  Terms used but not defined herein have the respective meanings assigned to such terms in the Indenture. As provided in Section 1.03(viii) of the Indenture, the word "include", "includes" and "including" shall mean "include, without limitation", "includes, without limitation" and "including, without limitation", respectively. In addition, as used herein:

"Bank Credit Agreement Obligations" means all obligations of the Company and its Subsidiaries to the Banks (including any agent or representative acting on their behalf) under the Bank Credit Agreement, whether for payment of principal, interest, fees, expenses, indemnification or any other obligation at any time payable by the Company or any of its Subsidiaries thereunder.

"Bank Credit Agreement Payment Date" means the date on which (a) all of the Bank Credit Agreement Obligations shall have been finally and indefeasibly paid in full, all commitments to extend credit thereunder shall have been terminated and all letters of credit or similar instruments issued thereunder shall have expired or been terminated (or cash collateralized as provided in clause (b) below), and (b) the Company and its Subsidiaries shall have furnished the Banks (or an agent or representative on their behalf) with cash as collateral security in such amounts as the Banks shall have determined are reasonably necessary to secure the Banks from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Bank Credit Agreement Obligations, including issued and outstanding letters of credit and checks or other payments provisionally credited to the Bank Credit Agreement Obligations and as to which the Banks have not yet received final and indefeasible payment.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

"Collateral" shall have the meaning ascribed thereto in Section 3.01 hereof.

"Equity Collateral" shall have the meaning ascribed thereto in
Section 3.01(c) hereof.

"Insolvency Proceeding" means any proceeding for the purposes of dissolution, winding up, liquidation, arrangement or reorganization of any Person, whether in bankruptcy, insolvency, arrangement, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of such Person.

"Intercompany Notes" means the promissory notes payable by Subsidiaries of the Company to the Company referred to in Annex 1 hereto and any replacement notes or other similar notes payable by Subsidiaries of the Company to the Company from time to time, which promissory notes are subordinated, inter alia, to the Bank Credit Agreement Obligations and the claims of such Subsidiaries to trade creditors.

"Issuers" means any Subsidiaries of the Company from time to time in which the Company shall hold any capital stock or other ownership interest, including the respective corporations and limited liability companies identified on Annex 1 hereto under the caption "Issuer".

"Pledged Equity" shall have the meaning ascribed thereto in Section 3.01(a) hereof.

"Possessory Collateral" means the Intercompany Notes and the certificates evidencing the Pledged Equity, and any other Collateral in which a Lien may be perfected through physical possession by the secured party or any agent therefor of an instrument or other document evidencing such Collateral. The term "Possessory Collateral" shall include the Mortgage Notes referred to on Annex 1 hereto pledged as collateral security for the obligations of Pueblo in respect of the Subordinated Intercompany Real Estate Note referred to in said Annex 1.

"Secured Obligations" means, collectively, (i) all present and future obligations of the Company under the Indenture relating to the Securities, including in respect of the principal of, and interest (including interest accruing after the occurrence of any Default set forth in the Indenture, whether or not a claim for post-filing or post-petition interest is allowed or allowable under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws) and premium, if any, on the Securities, fees, reimbursement and indemnification obligations (including fees and expenses of the Trustee payable under the Indenture and under the Security Documents) and all other amounts outstanding under the Indenture or the Securities (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code or the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code), and (ii) all present and future obligations of the Company under this Agreement or the other Security Documents, in each case as the same may be modified and supplemented and in effect from time to time (including fees and expenses of the Trustee payable under the Indenture and under the Security Documents).

"Trust Moneys" means all cash or cash equivalents received by the Trustee in respect of the Collateral (a) in exchange for the release of Collateral from the Lien of this Agreement, (b) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to this Agreement or otherwise or
(c) otherwise as security for the Secured Obligations.

Section 2.  Representations and Warranties.

 The Company represents and warrants to the Trustee that:

          (a) Organization, Etc. The Company is validly organized and existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement and to conduct business substantially as currently conducted by it.

          (b) Due Authorization, Non - Contravention, Etc. The execution, delivery and performance by the Company of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene any (i) contractual restriction binding on or affecting the Company, (ii) court decree or order binding on or affecting the Company or (iii) law or governmental regulation binding on or affecting the Company.

          (c) Governmental Approval, Regulation, Etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other person (other than filings and recordings in respect of the Liens created hereunder and other than those that have been, or on the date of this Agreement will be, duly obtained or made and which are, or on the date of this Agreement will be, in full force and effect) is required for (i) the grant by the Company of the security interest granted hereby and the pledge by the Company of any Collateral pursuant hereto, or
(ii) the due execution, delivery or performance by the Company of this Agreement.

          (d) Validity, Etc. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except in any case as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by principles of equity.

         (e) Ownership. The Company is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to
Section 3.01 hereof and no lien exists or will exist upon such Collateral at any time (and no right or option to acquire the same exists in favor of any other Person), except for Permitted Liens under the Indenture and except for the pledge and security interest in favor of the Trustee created or provided for herein.

         (f) Pledged Equity. The Pledged Equity identified in Annex 1 hereto constitutes all of the issued and outstanding shares of capital stock or other ownership interest of any class or character of the Issuers beneficially owned by the Company on the date hereof and Annex 1 hereto correctly identifies, as at the date hereof, the respective Issuers of such Pledged Equity and (in the case of any corporate Issuer) the respective class and par value of the shares comprising such Pledged Equity, the percentage of the outstanding equity interests of such Issuer represented by the Pledged Equity and the respective number of shares represented by each such certificate.



          (g) Intercompany Notes. The Intercompany Notes identified in Annex 1 hereto constitute all intercompany promissory notes payable by any of the Subsidiaries of the Company to the Company.

Section 3.  Security Interest.

3.01  Grant of Security Interest.

As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Company hereby pledges and grants to the Trustee, for the benefit of the Holders, as hereinafter provided, a security interest in all of the Company's right, title and interest in the following property, whether now owned by the Company or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as the "Collateral"):

         (a) all shares of capital stock or other ownership interests held by the Company from time to time in any Subsidiary of the Company now or hereafter existing, including the Issuers identified in Annex 1, in each case together with the certificates (if any) evidencing the same, and all present and future rights of the Company to receive payment of money or other distribution of payments arising out of or in connection with such shares or ownership interests, now or hereafter owned by the Company (collectively, the "Pledged Equity");

          (b) all shares, securities, moneys or property representing a dividend on any of the Pledged Equity, or representing a distribution or return of capital upon or in respect of the Pledged Equity, or resulting from a split-up, revision, reclassification or other like change of the Pledged Equity or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Equity;

          (c) without limiting the general applicability of Section 3.01(a), in the event of any consolidation or merger in which any Issuer of any Pledged Equity is not the surviving entity, all ownership interests held by the Company of any class or character in the successor entity formed by or resulting from such consolidation or merger (the Pledged Equity, together with all other certificates, shares, securities, properties or moneys as may from time to time be pledged hereunder pursuant to clause (a) or (b) above and this clause (c) being herein collectively called the "Equity Collateral");

          (d) the Intercompany Notes, and all instruments, files, records, and documents covering or relating to the Intercompany Notes, and all payments of principal of or interest thereon; and

          (e) all proceeds of and to any of the property described in the preceding clauses of this Section 3 (including all Trust Moneys) and, to the extent related to any property described in said clauses or such proceeds, all books and other papers in the possession or under the control of the Company,

IT BEING UNDERSTOOD, that the Liens granted by the Company in favor of the Trustee provided for above shall, in the manner and to the extent provided in
Section 4 hereof, be junior and subordinate to the Liens granted or to be granted by the Company in favor of the Banks (or an agent or representative on their behalf) pursuant to the Bank Credit Agreement.





3.02  Dividends on Collateral Consisting of Capital Stock.

  In the event that a Default under the Indenture has occurred and is then continuing, any dividend or distribution with respect to the Collateral consisting of Capital Stock pledged hereunder shall, except as and to the extent paid to the holders of the Bank Credit Agreement Obligations for application to the Bank Credit Agreement Obligations, be paid directly to the Trustee to be held by the Trustee in accordance with and subject to the provisions of Section 4 of this Agreement.

Section 4.  Subordination of Lien.

4.01  Subordination Generally.

  Notwithstanding anything else in this Agreement or in the Indenture to the contrary, the Trustee, on behalf of itself and the Holders, hereby agrees that, regardless of the relative times of attachment or perfection thereof or the order of filing of financing statements or other documents or any provision of the Uniform Commercial Code or any other applicable law to the contrary, (a) the Liens granted in favor of the Trustee pursuant to this Agreement shall in all respects be junior and subordinate to the Liens granted or to be granted to the Banks (or an agent or representative on their behalf) as security for the Bank Credit Agreement Obligations (without regard to whether there shall be a Lien on any such assets securing Bank Credit Agreement Obligations or whether any Lien shall be perfected or avoidable) and (b) except as provided in clause (y) or (z) to the proviso to
Section 4.02(a), all of the rights and remedies of the Trustee hereunder are hereby expressly made, and at all times will be, subject and subordinate in all respects to any Liens now existing or that may in the future be created as security for the Bank Credit Agreement Obligations. The Trustee further agrees, on behalf of itself and the Holders, that it shall not (and hereby waives any right to) take any action to contest or challenge the validity, priority, enforceability or perfection of the Liens of the Banks (or of any agent or representative acting on their behalf) on the Collateral.

4.02  Certain Enforcement Actions.

  Prior to the Bank Credit Agreement Payment Date, the Trustee will not, without the prior written consent of the Banks (or of an agent or representative on their behalf),

(a) commence any action, whether judicial or otherwise, for the enforcement of the Trustee's rights or remedies as a secured creditor with respect to the Collateral or any Liens on the Collateral, including (i) commencement of any execution, levy, receivership or foreclosure proceedings against, or any other sale of, collection on, or disposition of, any Collateral or in respect of any Liens on the Collateral or any proceeds thereof, or any other exercise of rights or remedies with respect to the Collateral or in respect of any Liens on the Collateral (including any collection proceedings with respect to any of the Collateral), (ii) notifying any obligor on any of the Intercompany Notes, or any other third-party account debtors of the Company, to make payment directly to the Trustee or to any of its agents or other Persons acting on its behalf, and (iii) following the commencement of an Insolvency Proceeding against the Company, exercising any rights afforded to secured creditors in a case under the Bankruptcy Code with respect to the Collateral or any Liens on the Collateral or taking any other action under the Bankruptcy Code that directly relates to or directly affects the Collateral or any Liens on the Collateral, provided that (x) following the occurrence and during the continuance of an Insolvency Proceeding, nothing herein shall be deemed to prevent the taking of any action by the Trustee to the extent that the same relates to or affects all or substantially all of the property of the bankruptcy estate of the Company, (y) the Trustee and the Holders may make such demands and file such claims as may be necessary to prevent the waiver or bar under applicable statutes of limitations or other statutes, court orders or rules of procedure of any claims held by them and (z) the foregoing shall not prevent the Trustee or the Holders from declaring an Event of Default or exercising their rights to accelerate the Indebtedness pursuant to Article V of the Indenture, or

(b) seek to exercise any other rights or remedies of any type or nature with respect to any of the Collateral or any Lien on the Collateral.
After the Bank Credit Agreement Payment Date, the Trustee shall not be restricted by the provisions of this Agreement from exercising any and all rights it may have as a creditor under applicable law, including the rights to exercise all rights and remedies in foreclosure or otherwise with respect to any of the Collateral.

4.03.  Certain Matters Pertaining to Insolvency Proceedings.

  In addition to, and without limiting the generality of Section 4.02 hereof, the Trustee, on behalf of itself and the Holders agrees that in the event of an Insolvency Proceeding involving the Company that occurs prior to the Bank Credit Agreement Payment Date:

(a) the Trustee and the Holders will not (i) pursue any remedies with respect to the Collateral or any Liens on the Collateral in an Insolvency Proceeding, including seeking a relief from stay that is not supported by the Banks (or an agent or representative on their behalf) or (ii) oppose, hinder or interfere with any sale under Section 363 of the Bankruptcy Code of all or any portion of the Collateral which has the support of the Banks (or any such agent or representative), provided that nothing in this Section 4.03(a) will
(x) affect the exercise by the Trustee and the Holders of their right to vote on a reorganization plan or to determine how they are to vote or (y) prevent the Trustee or the Holders from exercising any rights to which they are entitled by virtue of the TIA;

(b) neither the Trustee nor any Holder will cause the Company or a bankruptcy trustee therefor to seek to surcharge the Collateral of the Banks, or to finance any surcharge action (other than in respect of fees and expenses of the Trustee on a subordinated basis in accordance with this Agreement including this Section 4);

(c) the Trustee, on behalf of itself and the Holders, waives any actions, claims or rights against the Banks (or an agent or representative on their behalf) arising out of the election of the Banks (or any such agent or representative) of the application of Section 1111(b)(2) of the Bankruptcy Code, or which might arise from any matter approved by the Bankruptcy Court, including the use of cash collateral, debtor-in-possession financing arrangements, granting security interests, or receipt and application of payments from the debtor's estate; and

(d) neither the Trustee nor any Holder will support any motion for an order approving debtor-in-possession financing or the use of cash collateral if the order would include provisions that would (i) convert prepetition unsecured debt into secured debt or an administrative expense or (ii) elevate a prepetition lien that is equal to or junior to the Liens of the Banks to a position which would be senior to the Liens of the Banks; neither the Trustee nor any Holder shall object to the provision by the Banks (or an agent or representative on their behalf) of debtor-in-possession financing on the grounds that their interests are not adequately protected under the terms of the debtor-in-possession financing arrangement, provided that, nothing in this sentence shall preclude the Trustee or any Holder from objecting to such debtor-in-possession financing on any ground on which an unsecured creditor could object.

4.04  Certain Actions With Respect to Lien Priorities.

(a) Turnover by Trustee of Collateral. All payments or distributions of or with respect to the Collateral that are received by the Trustee hereunder at any time prior to the Bank Credit Agreement Payment Date shall be segregated from other funds and property held by the Trustee in trust for the benefit of the Banks, and the Trustee shall forthwith pay over to the Banks (or an agent or representative on their behalf) such proceeds in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) or held as Collateral (in the case of non - cash property or securities) in accordance with the provisions hereof and of the Bank Credit Agreement. The Trustee, on behalf of itself and the Holders, hereby irrevocably and unconditionally waives and relinquishes all statutory, contractual, common law, equitable and all other claims against the Company and any Collateral for subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid or payable to the Banks by the Trustee hereunder and further irrevocably and unconditionally waives and relinquishes any and all other benefits which the Trustee might otherwise directly or indirectly receive or be entitled to receive by reason of any amounts paid by or collected upon or realized from the Collateral, prior to the Bank Credit Agreement Payment Date.

(b) Turnover by Banks upon Payment in Full. Effective upon the first day after the Bank Credit Agreement Payment Date, except under the circumstances described in Section 4.04(c), the Company will cause the Banks (or an agent or representative on their behalf) to promptly execute and deliver all such instruments and documents, and take all such actions as shall be necessary or that the Trustee may reasonably request, to evidence or confirm the termination of the subordination of the Lien created under this Agreement as provided in this Section 4 and, in that connection, to cause the Banks (or an agent or representative on their behalf) to deliver to the Trustee without recourse and without representation or warranty of any kind, all Collateral, all proceeds thereof and all certificates, instruments or other documents evidencing or representing any of the Collateral, and any moneys constituting any of the Collateral, at the time held by the Banks (or any such agent or representative) pursuant to the Bank Credit Agreement; provided that, the Banks shall not be required to deliver or pay over any of the foregoing, execute any instruments or documents or take any other action referred to in this Section 4.04(b) to the extent that such action would contravene any law, order or other legal requirement, and in the event of a controversy or dispute, the Banks (or any such agent or representative) may interplead any moneys or other property in any court of competent jurisdiction.

(c) Reinstatement. If, after receipt of any payment of, or receipt of any proceeds of Collateral applied to the payment of, any of the Bank Credit Agreement Obligations (including upon the insolvency, bankruptcy or reorganization of the Company), the Banks are required to surrender or return such payment or proceeds to any Person for any reason (including upon any such insolvency, bankruptcy or reorganization), then the Bank Credit Agreement Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by the Banks. In any such event, the Trustee shall upon demand therefor by the Banks (or an agent or representative on their behalf) deliver to the Banks (or such agent or representative) without recourse and without representation or warranty of any kind, all Collateral, all proceeds thereof and all certificates, instruments or other documents evidencing or representing any of the Collateral and all monies constituting any of the Collateral then in the possession, custody or control of the Trustee, together with all endorsements and instruments of transfer reasonably requested by the Banks (or any such agent or representative), provided that, the Trustee shall not be required to deliver or pay over any of the foregoing, execute any instruments or documents or take any other action referred to in this
Section 4.04(c) to the extent that such action would contravene any law, order or other legal requirement, and in the event of a controversy or dispute, the Trustee (or any such agent or representative) may interplead any moneys or other property in any court of competent jurisdiction. This
Section 4.04(c) shall remain effective notwithstanding any contrary action which may be taken by the Banks (or an agent or representative on their behalf) in reliance upon such payment or proceeds and shall survive the termination of this Agreement.

4.05  Perfection of Security Interests.

  For the limited purpose of perfecting the security interests of the Trustee in the Possessory Collateral and Trust Moneys, the Company will (a) in the case of Possessory Collateral, cause the Banks (or an agent or representative on their behalf) to acknowledge to the Trustee in writing that, subject to the provisions of Sections 4.01 through 4.06, and 9.01 through 9.03, of this Agreement, the Banks (or such agent or representative) hold possession of such Possessory Collateral for the benefit of the Trustee and the Holders, and (b) in the case of Trust Moneys, cause the Banks (or an agent or representative on their behalf) to enter into such agreements as shall enable the Trustee to have "control" over such Trust Moneys (within the meaning of the applicable provisions of the Uniform Commercial Code), but with such control being subject and subordinate to the control and rights of the Banks (or such agent or representative) in such Trust Moneys under the Bank Credit Agreement. In that connection, it is understood and agreed that (i) none of the Banks (nor any agent or representative on their behalf) makes any representation as to the value of the Collateral or any part thereof, or as to the security afforded by this Agreement or as to the validity, execution, enforceability, legality or sufficiency of this Agreement or of the Secured Obligations, and none of the Banks (nor any agent or representative on their behalf) shall incur any liability or responsibility in respect of any such matters and (ii) none of the Banks (nor any agent or representative on their behalf) shall be required to ascertain or inquire as to the performance by the Company of any of the covenants or agreements contained herein or in the Indenture.

4.06  Control of Dispositions of Collateral.


(a) Dispositions Free of Liens. The Trustee, on behalf of itself and the Holders, hereby agrees that any collection, sale or other disposition of Collateral (whether under the applicable Uniform Commercial Code or otherwise) by the Banks (or an agent or representative on their behalf) shall be free and clear of any Liens of the Trustee in such Collateral (even if the Banks shall become the owner of such Collateral); provided that, the Trustee shall retain a Lien (having the same priority as the Lien it previously had on the item of Collateral that was collected, sold or otherwise disposed of) on the proceeds of such collection, sale or other disposition (except (i) to the extent such proceeds are applied to the Bank Credit Agreement Obligations or (ii) the Banks shall apply Bank Credit Agreement Obligations to the purchase of such Collateral, whether through offset, bidding in the same in an auction or otherwise).

(b) Release by Trustee to Facilitate Disposition. To the extent requested by the Banks (or an agent or representative on their behalf), the Trustee will promptly execute and deliver and otherwise cooperate in providing any necessary or appropriate releases to permit a collection, sale or other disposition of Collateral, as provided in Section 4.06(a), by the Banks (or any such agent or representative) therein free and clear of the Liens of the Trustee hereunder.

(c) Waiver of Marshalling. The Trustee, on behalf of itself and the Holders, hereby waives any right to require the Banks (or an agent or representative on their behalf) to marshal assets in its favor or to proceed against any Collateral provided by the Company, or any other property, assets or collateral provided by the Company or any other Person as security for the Bank Credit Agreement Obligations, and agrees that the Banks (or such agent or representative) may proceed against the Company, any Collateral or any such other property, assets or other collateral provided by the Company or by any other Person, in such order and at such times as the Banks (or any such agent or representative) shall determine in their sole and absolute discretion. The Trustee, on behalf of itself and the Holders, hereby waives any claim that any of them may have against the Banks (or an agent or representative on their behalf) that any sale or other disposition of any Collateral was not conducted in a commercially reasonable manner in accordance with applicable law.

Section 5.  Declaration of Trust; Other Provisions Concerning the Collateral.

5.01  Declaration and Acceptance of Trust.

  The Trustee hereby declares, and the Company agrees, that the Trustee holds a Lien on the Collateral as secured party in trust under this Agreement for the benefit of the Holders, with no preference, priority or distinction of any Holder over any other Holder by reason of difference in time of issuance, sale or otherwise. The Company, by executing and delivering this Agreement, and each Holder, by acceptance of its Securities and the benefits of this Agreement, (i) grants to the Trustee all rights and powers necessary for the Trustee to perform its obligations hereunder and under applicable law,
(ii) confirms that the Trustee shall have the authority, subject to the terms of this Agreement and under applicable law, to enforce any remedies under or with respect to this Agreement, to give or withhold any consent or approval relating to any Collateral, the Liens thereon or this Agreement or any obligations with respect thereto, and otherwise to take any action on behalf of the Holders contemplated in this Agreement or under applicable law (including receiving opinions and exercising remedies) and (iii) agrees that, except as provided in this Agreement, such Holder shall not take any action to enforce any of such remedies or give any such consents or approvals relating to any Collateral, the Liens thereon, this Agreement or under applicable law.

5.02  Right to Make Advances.

  If an advance of funds shall at any time be required for the preservation or maintenance of any Collateral, then, upon three Business Days' notice to the Company, the Trustee shall be entitled to make such advance (it being understood that the Trustee shall not be obligated to make any such advance). Each such advance shall be reimbursed, with interest from the date such advance was made (at the rate then borne by the Securities), by the Company, upon demand by the Trustee, and if the Company fails to comply with any such demand, out of Trust Moneys. Any funds advanced by the Trustee pursuant to this Section 5.02 for the preservation and maintenance of Collateral shall be Secured Obligations hereunder.

5.03  Release of Collateral.

(a) Limitations upon Releases by Trustee. Except as otherwise permitted or required by Section 4 hereof, the Trustee shall not release Collateral from the Lien of this Agreement unless such release is in accordance with the provisions of this Section 5.03. To the extent applicable (following qualification of the Indenture under the TIA), the Company shall cause 314(d) of the TIA relating to the release of property or Liens to be complied with.

(b) Full Release of Collateral. The Company shall be entitled to obtain a full release of all of the Collateral (except for Collateral consisting of funds deposited or segregated in satisfaction of the requirements of
Section 2.05 and Article VII of the Indenture as to which Collateral the Trustee may continue to possess and shall retain its Lien for such duration and as required by the Indenture) from the Lien of this Agreement upon compliance with all of the conditions precedent set forth in (i) Section 7.01 or 7.02 of the Indenture for complete satisfaction and discharge of all of the Company's obligations under the Indenture and (ii) Section 7.03 of the Indenture for creation of a defeasance trust with respect to the Company's obligations under the Indenture. Upon delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel, each to the effect that all of the applicable conditions precedent and other requirements described above have been complied with, the Trustee shall take all necessary action, at the request and expense of the Company, to release and reconvey to the Company all of the Collateral (except for Collateral consisting of funds deposited or segregated in satisfaction of the requirements of Section 2.05 and Article VII of the Indenture as to which Collateral the Trustee may continue to possess and shall retain its Lien for such duration and as required by the Indenture), and the Trustee shall deliver any such Collateral in its possession (except for Collateral consisting of funds deposited or segregated in satisfaction of the requirements of Section 2.05 and Article VII of the Indenture as to which Collateral the Trustee may continue to possess and shall retain its Lien for such duration and as required by the Indenture) to the Company (and, if such conditions are satisfied prior to the Bank Credit Agreement Payment Date, shall confirm to the Banks, or an agent or representative on their behalf, such release and reconveyance).

(c) Release Upon Asset Sale. So long as no Default or Event of Default has occurred and is continuing, upon any Asset Sale in compliance with the provisions of the Indenture (including the provisions of Section 3.09 thereof), Collateral which is the subject of such a sale or other disposition shall be released from the Lien created by this Agreement in accordance with the provisions of the Indenture, this Agreement and the TIA. In that connection, the Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release (prepared by the Company) reasonably required to effect the release of such Collateral upon (i) delivery by the Company to the Trustee of an Officers' Certificate certifying that all conditions precedent under the Indenture to such Asset Sale have been met and setting forth the aggregate amount of the Net Cash Proceeds to be received upon such Asset Sale, (ii) receipt by the Trustee of such Net Cash Proceeds to be held as Trust Moneys hereunder (or, if such Asset Sale shall occur prior to the Bank Credit Agreement Payment Date, receipt of the same by the Banks or an agent or representative on their behalf) and (iii) the delivery by the Company to the Trustee of an Officers' Certificate and Opinion of Counsel stating that all action has been effected as shall be necessary to create, perfect and make enforceable a Lien under this Agreement on any other consideration received in connection with such Asset Sale.

The Trustee shall have no duty or obligation to verify the facts or statements set forth in any Officers' Certificate to be provided to the Trustee in accordance with this Section 5.03(c). To the extent applicable, the Company shall cause Section 314(d) of the TIA relating to the release of Collateral from the Lien of this Agreement to be complied with. Any certificate or opinion required by Section 314(d) of the TIA may be made by any Officer of the Company, provided that, to the extent required by
Section 314(d) of the TIA, any such certificate or opinion shall be made by an "independent appraiser" or other "expert" (as such terms are used in Section 314(d) of the Trust Indenture Act).

5.04  Purchaser Protected.

  In no event shall any purchaser in good faith of any Collateral purported to be released from the Lien created hereby be bound to ascertain the authority of the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any Collateral permitted by this Section 5 to be sold be under any obligation to ascertain or inquire into the authority of the Company to make any such sale or other transfer.

5.05  Powers Exercisable by Receiver or Trustee.

  If the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Section 5 upon the Company with respect to the release, sale or other disposition of Collateral may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any officer or officers thereof required by the provisions of this Section 5.

5.06  Determinations Relating to Collateral.

  In the event (i) the Trustee shall receive any written request from the Company under this Agreement for consent or approval with respect to any matter or thing relating to the Collateral or the Company's obligations with respect thereto, (ii) there shall be due to or from the Trustee under the provisions of this Agreement any performance or the delivery of any instrument or (iii) the Trustee shall become aware of any nonperformance by the Company of any covenant or any breach of any representation or warranty of the Company set forth in this Agreement, then, in each such event, the Trustee shall be entitled, at the expense of the Company, to hire experts, consultants, agents and attorneys on a reasonable basis to advise the Trustee on the manner in which the Trustee should respond to such request or render any requested performance or response to such nonperformance or breach. The Trustee shall be fully protected against any and all liability in the taking of any action recommended or approved in writing by any such expert, consultant, agent or attorney.

Section 6.  Further Assurances, Etc.

  In furtherance of the grant of the pledge and security interest pursuant to
Section 3 hereof, the Company hereby agrees with the Trustee as follows:

6.01  Delivery and Other Perfection.

  The Company shall at its own expense:

(a) prior to or concurrently with the execution and delivery of this Agreement, (i) file such financing statements and other documents in such offices as shall be necessary or desirable (or as the Trustee may reasonably request) to perfect any security interests granted or purported to be granted by this Agreement, (ii) deliver to the Trustee all certificates identified in Annex 1 hereto evidencing the Pledged Equity, accompanied by undated stock or other powers duly executed in blank, and all Intercompany Notes and (iii) deliver to the Trustee an Officers' Certificate and Opinion of Counsel to the effect that all actions necessary to perfect the Lien of the Trustee in the Collateral in existence on the date of execution and delivery of this Agreement have been duly effected in accordance with the provisions of the Uniform Commercial Code and applicable law;

(b) if any other shares, securities, moneys or property pledged by the Company under Section 3 hereof are received by the Company, forthwith either
(x) transfer and deliver to the Trustee such shares or securities so received by the Company (together with the certificates for any such shares and securities duly endorsed in blank or accompanied by undated stock or other powers duly executed in blank), all of which thereafter shall be held by the Trustee, pursuant to the terms of this Agreement, as part of the Collateral or (y) take such other action as shall be necessary or appropriate to duly perfect the Lien created hereunder in such shares, securities, moneys or property;

(c) promptly give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that shall be necessary or desirable to create, preserve, perfect and validate the pledge and security interest granted pursuant hereto and to enable the Trustee to exercise and enforce its rights hereunder with respect to such pledge and security interest; and

(d) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as shall be necessary or appropriate in order to reflect the security interests granted by this Agreement and furnish to the Trustee, from time to time at the Trustee's request copies of such books and records, provided that, notwithstanding the foregoing, at all times prior to the Bank Credit Agreement Payment Date, the Company may comply with the requirements of the foregoing clauses (a)(ii), (b), (c) (insofar as relating to the delivery of any certificates, instruments or other documents evidencing or representing any of the Collateral, and any moneys constituting any of the Collateral) and (d) with respect to delivery of any certificates, shares, securities, moneys or property specified above, to the extent that the Company shall have caused the Banks (or an agent or representative on their behalf) to comply with the requirements of Section 4.05 hereof with respect to such certificates, shares, securities, moneys and property.

6.02  Certain Provisions Relating to Collateral.

          (a) Maintenance of Full Pledge. The Company will cause the Pledged Equity to constitute at all times 100% of the total number of shares of each class of capital stock, or other ownership interests, of the Subsidiaries of the Company then beneficially owned by the Company.
The Company shall deliver the opinions required by Section 314(b) of the TIA as and when provided for thereunder.

(b) Voting and Other Rights. So long as no Event of Default shall have occurred and be continuing, the Company shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Collateral for all purposes not inconsistent with the terms of this Agreement, the Indenture or the Securities, and the Trustee shall execute and deliver to the Company or cause to be executed and delivered to the Company all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Company may reasonably request for the purpose of enabling the Company to exercise the rights and powers that it is entitled to exercise pursuant to this Section 6.02(b).

(c) Rights to Dividends, Etc.. Notwithstanding any provision of this Agreement or the Indenture to the contrary, unless and until an Event of Default has occurred and is continuing, the Company shall be entitled to receive and retain for its use any interest, dividends and other payments or distributions on the Collateral paid in cash (free and clear of any Lien created hereunder).

Section 7.  Trust Moneys.

7.01.  Trust Moneys.

  The Trustee is authorized to establish the Collateral Account referred to in the Indenture. Trust Moneys shall be subject to a Lien in favor of the Trustee and shall be held by the Trustee for the benefit of the Holders as a part of the Collateral, provided that, notwithstanding the foregoing, at all times prior to the Bank Credit Agreement Payment Date, the Trustee shall not be entitled or required to hold such Trust Moneys so long as the Company shall have caused the Banks (or an agent or representative on their behalf) to comply with the requirements of Section 4.05 hereof with respect to such Trust Moneys. Prior to the Bank Credit Agreement Payment Date, the Trustee shall have no right to require any particular application, or to direct the application, of any Trust Moneys (except that, to the extent Trust Moneys constitute Net Cash Proceeds of an Asset Sale, the Company agrees that such Trust Moneys shall be applied as required under Section 3.09 of the Indenture). After the Bank Credit Agreement Payment Date, the Trustee shall apply Trust Moneys as follows:

FIRST: to the payment of any amounts owing to the Trustee hereunder or under the Indenture that are sixty or more days past due, and to reimburse the Trustee and any Holder the amount of any advance made pursuant to Section
5.02 hereof (with interest thereon at the rate then borne by the Securities);
and

SECOND: so long as no Event of Default shall have occurred and be continuing, any remaining Trust Moneys (except for Trust Moneys consisting of funds deposited or segregated in satisfaction of the requirements of Section
2.05 and Article VII of the Indenture, as to which the Trustee may continue to possess and shall retain its Lien for such duration and as required by the Indenture) may be withdrawn by the Company and released from the Lien of this Agreement and shall be paid by the Trustee to the Company, provided that, to the extent such Trust Moneys constitute Net Cash Proceeds of an Asset Sale, such Trust Moneys may be withdrawn by the Company only against delivery of an Officers' Certificate to the Trustee to the effect that such Trust Moneys, upon withdrawal, are to be applied in accordance with the requirements of
Section 3.09 of the Indenture.

The provisions of Sections 7.03 shall govern the application of any Trust Moneys upon the occurrence of an Event of Default.

7.02  Withdrawal of Certain Trust Moneys.

  To the extent that any Trust Moneys consist of moneys received by the Trustee that result in the requirement pursuant to Section 3.09 of the Indenture to make an Asset Sale Offer and the Company has made such Asset Sale Offer in accordance with the Indenture which is not fully subscribed to by the Holders, the Trust Moneys remaining after completion of such Asset Sale Offer may be withdrawn by the Company and released from the Lien of this Agreement and shall be paid by the Trustee to the Company upon receipt by the Trustee of (i) an Officers' Certificate certifying that all conditions precedent and covenants provided for herein and in the Indenture relating to such release have been complied with and (ii) such other documentation, if any, as shall be required under 314(d) of the TIA.

7.03  Application of Trust Moneys upon Event of Default.

   Subject to Section 4 hereof, after the Bank Credit Agreement Payment Date, if an Event of Default under the Indenture has occurred and is continuing, and any of the Secured Obligations has been accelerated, then the Trustee shall, as soon as practicable, apply the Trust Moneys and other amounts or proceeds from the sale or other disposition of or realization upon any Lien on, the Collateral as follows:

          FIRST: to the payment of the costs and expenses of such sale, disposition or other realization, including reasonable out-of-pocket costs and expenses of the Trustee and the fees and expenses of its agents and counsel, and all expenses incurred and advances made by the Trustee or any Holder in connection therewith;

          SECOND: to the payment in full of the Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing; and

          THIRD: after payment in full of the Secured Obligations, to the payment to the Company, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.
As used in this Section 7.03, "proceeds" of the Collateral means cash, securities and other property realized in respect of, and distributions in kind of, the Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Company or any issuer of or obligor on any of the Collateral.

Section 8.  Remedies, Etc.

8.01  Event of Default.

  During the period during which an Event of Default shall have occurred and be continuing, but subject in all events to the provisions of Section 4 hereof:

(a) the Trustee shall have, and shall be entitled to exercise, all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the maximum extent permitted by law, to exercise all voting, consensual and other incidental powers of ownership pertaining to any Pledged Equity or other capital stock, ownership interests, securities, notes or other obligations constituting Collateral as if the Trustee were the sole and absolute owner thereof, including, pursuant to an irrevocable proxy granted to the Trustee, exercisable upon the Trustee's notification to the Company of its intention to exercise its voting power under this Section 8.01, to vote the Pledged Equity and such other Collateral (and the Company agrees to take all such action as may be appropriate to give effect to such right);

(b) the Trustee in its discretion may, in its name or in the name of the Company or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(c) the Trustee may, upon ten Business Days' (or such longer period as may be required under applicable law) prior written notice to the Company of the time and place, with respect to the Collateral or any part thereof that shall then be or shall thereafter come into the possession, custody or control of the Trustee or any of its agents, sell, lease, assign or otherwise dispose of all or any part of such Collateral, at such place or places as the Trustee deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute, including the Uniform Commercial Code, and cannot be waived), and the Trustee or any Holder or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Company, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable law. The Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned; and

(d) the Trustee may, without being required to give prior notice, withdraw or cause the withdrawal of any and all cash constituting Trust Moneys.
The proceeds of each collection, sale or other disposition and any cash constituting Trust Moneys withdrawn under this Section 8.01 shall be applied in accordance with Section 7.03 hereof.

8.02  Deficiency.

  If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 8.01 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Company shall remain liable for any deficiency.

8.03  Removals, Etc.

  Without at least 10 days' prior written notice to the Trustee, the Company shall not (i) maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business at any place, other than at the address for notices specified in the Indenture,
(ii) change its name, or the name under which it does business, from the name shown on the signature pages hereto or (iii) change its jurisdiction of organization.

8.04  Private Sale.

  Neither the Trustee or any Holder shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 8.01 hereof conducted in a commercially reasonable manner under the Uniform Commercial Code.

8.05  Termination.

  Upon the final and indefeasible payment in full of the principal of and interest and premium, if any, on the Securities, this Agreement shall terminate, and the Trustee shall forthwith cause to be assigned, transferred and delivered, against written receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Company. The Trustee shall also execute and deliver to the Company upon such termination or release of Collateral such Uniform Commercial Code termination statements and such other documentation and take such other actions as shall be reasonably requested by, and at the expense of, the Company to effect the termination and release of the Liens on the Collateral.

Section 9.  Bank Credit Agreement Reliance, Modifications, Etc.

9.01.  Notice of Acceptance, Etc.

  All Bank Credit Agreement Obligations at any time made or incurred by any of the Banks under the Bank Credit Agreement shall be deemed to have been made or incurred in reliance upon this Agreement, and the Trustee, on behalf of itself and the Holders, hereby waives (i) notice of acceptance by the Banks of this Agreement, (ii) notice of the existence or creation or non-payment of all or any part of the Bank Credit Agreement Obligations and
(iii) protest, demand for payment and notice of default. Nothing herein shall be deemed to supersede any obligation of the Company to provide any notice to the Trustee or the Holders under the Indenture.

          Nothing in this Agreement shall be construed to override any provision of the Bank Credit Agreement restricting or requiring any action on the part of the Company.

9.02.  Modifications to Documents.

  The Trustee, on behalf of itself and the Holders, hereby agrees that, without affecting the obligations of the Company, the Trustee and the Holders hereunder, the Banks (or an agent or representative on their behalf) may, at any time and from time to time, in their sole discretion without the consent of or notice to the Trustee or any Holder, and without incurring any liability to the Trustee or any Holder or impairing or releasing the subordination provided for herein, amend, restate, supplement, terminate (in whole or in part) or otherwise modify the Bank Credit Agreement (including any guaranties and security documents thereunder) in any manner whatsoever, including to:

          (a) rescind in whole or in part any demand for payment of any Bank Credit Agreement Obligations made by the Banks (or an agent or representative on their behalf), or to continue any Bank Credit Agreement Obligations,

          (b) change the manner, place or terms of payment or extend the time of payment of or renew or alter, all or any of the Bank Credit Agreement Obligations or otherwise amend, restate, supplement, compromise or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Bank Credit Agreement Obligations or the Bank Credit Agreement,

          (c) retain or obtain a Lien on any property to secure any of the Bank Credit Agreement Obligations, and in that connection to enter into any additional agreements with the Company or any of its Subsidiaries,
(d) to amend, or grant any waiver, compromise or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Bank Credit Agreement Obligations,

          (e) release its Lien on any property of the Company or any of its Subsidiaries, or sell, exchange, or surrender any such property at any time held as collateral security,

          (f) exercise or refrain from exercising any rights against the Company or any other Person, including to declare any of the Bank Credit Agreement Obligations to be due and payable,

          (g) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Bank Credit Agreement Obligations, and

          (h) otherwise manage and supervise the Bank Credit Agreement Obligations as the Banks (or an agent or representative on their behalf) shall deem appropriate.

9.03.  Liability of Banks.

  The Trustee, on behalf of itself and the Holders, agrees that no Bank (nor any agent or representative on their behalf) shall have any liability for any action taken or omitted to be taken by any of them with respect to any Collateral or any Lien thereon or any matter arising out of or in connection with this Agreement, except for their own gross negligence or willful misconduct.

9.04.  Further Assurances.

  The Trustee agrees to execute and deliver such further documents and to do such other lawful acts and things as the Banks (or an agent or representative on their behalf) may reasonably request in order fully to effect the subordination provisions set forth in Section 4.

Section 10.       Miscellaneous.

10.01  No Waiver.

  No failure on the part of the Trustee to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Trustee of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

10.02  Notices.

  All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing (including telex and telecopy communications) and shall be sent to the addresses and in the manner provided in Section 9.02 of the Indenture.




10.03  Expenses.

  Without limitation of any of the provisions of the Indenture, the Company agrees to reimburse the Trustee for all reasonable costs and expenses of the Trustee (including the reasonable fees and expenses of legal counsel) in connection with (i) any Event of Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (w) any performance by the Trustee of any obligations of the Company in respect of the Collateral that the Company has failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, and any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Trustee in respect thereof, by litigation or otherwise, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 10.03, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.01 hereof.

          In addition to the foregoing, the Company shall pay or reimburse the Trustee for all stamp, filing and transfer fees, taxes (other than income taxes in respect of the compensation received by the Trustee under the Indenture), and other similar imposts which may be payable or determined to be payable in respect of the execution, delivery, performance and enforcement of this Agreement or any Secured Obligation. Any amounts due by the Company under this Section 10.03 shall be in addition to (and not in limitation of) any amounts due to the Trustee or any Holders under the Indenture and the Securities.

10.04  Amendments, Etc.

  The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Company and the Trustee (with the consent of the Holders to the extent required under Article VIII of the Indenture).

10.05  Successors and Assigns.

  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Trustee and the Holders (provided, however, that the Company shall not assign or transfer its rights or obligations hereunder, except pursuant to a transaction permitted under
Article IV of the Indenture, without the prior written consent of the Trustee).

          The subordination provisions contained in Section 4, and the provisions of Section 9, are for the benefit of the Banks (and any agent or representative on their behalf) and their respective successors and assigns, and may not be rescinded or cancelled or modified in any way, nor may any such provision be waived or changed without the express prior written consent thereto of the Banks. All subordination provisions contained herein may be enforced directly by the Banks against the Trustee, the Holders and the Company. The Trustee agrees, upon request of the Company, to execute and deliver in favor of the Banks a written confirmation that the Banks are entitled to the benefits of such provisions of this Agreement.

          Notwithstanding anything herein to the contrary, resignation or removal of the Trustee under the Indenture shall be effective to cause the resignation or removal of the Trustee (as applicable) for all purposes under and in connection with the Security Documents.

10.06  Captions.

  The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

10.07  Counterparts.

  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and either of the parties hereto may execute this Agreement by signing any such counterpart.

10.08  Governing Law.

  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the State of New York.

10.09  Severability.

  If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Trustee, the Holders and the Banks in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

10.10  Information as to Bank Credit Agreement.

  The Company shall deliver or cause to be delivered to the Trustee from time to time upon the request of the Trustee, a list setting forth, for the Bank Credit Agreement, the aggregate principal amount outstanding thereunder and to the extent known to the Company, the names of the Banks (and any agent or representative acting on their behalf). The Company shall furnish to the Trustee within thirty (30) days after the date hereof a list setting forth the name and address of each party to whom notices must be sent under the Bank Credit Agreement, and the Company shall furnish promptly to the Trustee any changes or additions to such list.

10.11  No Limitation Upon Indenture.

  Nothing in this Agreement shall be deemed to alter, impair or limit the obligations of the Company, or the rights of the Trustee and the Holders, under the Indenture. Without limiting the generality of the foregoing or any other provision of this Agreement or the Indenture, the provisions of
Section 6.01 of the Indenture shall be equally applicable to the rights and obligations of the Trustee under this Agreement.






IN WITNESS WHEREOF, the parties hereto have caused this Security Pledge and Intercreditor Agreement to be duly executed and delivered as of the day and year first above written.

                                  NUTRITIONAL SOURCING CORPORATION


                                  By _____________________________________
                                    Name:
                                    Title:


                                  WILMINGTON TRUST COMPANY,
                                  as Trustee


                                  By _____________________________________
                                     Name:
                                     Title:





































                                                                ANNEX 1

                           PLEDGED EQUITY

                                                                  Percentage of
Registered                Certificate   Class of   Par     Number   Outstanding
Owner         Issuer         Nos.       Stock      Value   of Shares  Equity

Nutritional   Pueblo           2         common     $1.00   1,000       100%
Sourcing      Entertainment,
Corporation   Inc.
              a Delaware
              Corporation

Nutritiona1   Pueblo           1         member -    n.a.       100      100%
Sourcing      International              ship
Corporation   LLC, a Delaware            units
              Limited
              Liability
              Company

Nutritiona1   Xtra Merger      1         common    $10.00     100       100%
Sourcing      Corporation,
Corporation   a Delaware
              Corporation



INTERCOMPANY NOTES

1. 10.125% Restated Subordinated Intercompany Real Estate Note, in the principal amount of $70,0000,000, issued by Pueblo International, LLC, to Nutritional Sourcing Corporation, dated June 5, 2003 and due on August 1, 2009.

2. 10.125% Subordinated Intercompany Note, in the principal amount of $20,0000,000, issued by Pueblo Entertainment, Inc. to Nutritional Sourcing
Corporation, dated June 5,   2003 and due August 1, 2009.


MORTGAGE NOTES

1. Mortgage Note for $593,120.00, secured by Deed No. 23 of First Leasehold Mortgage, executed before Notary Douglas Sanchez Cortes, encumbering property located at Manati, Puerto Rico, Registry Property No. 13,793, and corresponding Mortgage.

2. Mortgage Note for $1,300,468.00 secured by Deed No. 24 of First Leasehold Mortgage, executed before Notary Douglas Sanchez Cortes, encumbering property located at Vega Baja, Puerto Rico, Registry Property No. 23,872, and corresponding Mortgage.

3. Mortgage Note for $1,212,300.00, secured by Deed No. 25 of First Leasehold Mortgage, executed before Notary Douglas Sanchez Cortes, encumbering property located at Juana Diaz, Puerto Rico, Registry Property No. 12,506, and corresponding Mortgage.

4. Mortgage Note for $378,000.00, secured by Deed No. 26 of First Leasehold Mortgage, executed before Notary Douglas Sanchez Cortes, encumbering property located at Guayama, Puerto Rico, Registry Property No. 11,983, and corresponding Mortgage.

5. Mortgage Note for $108,000.00, secured by Deed No. 27 of First Leasehold Mortgage, executed before Notary Douglas Sanchez Cortes, encumbering property located at Calle Cruz, Old San Juan, Puerto Rico, Registry Property No. 420, and corresponding Mortgage.

6. Mortgage Note for $747,633.00, secured by Deed No. 28 of First Leasehold Mortgage, executed before Notary Douglas Sanchez Cortes, encumbering property located at Fajardo, Puerto Rico, Registry Property No. 838, and corresponding Mortgage.

7. Mortgage Note for $528,277.00, secured by Deed No. 29 of First Leasehold Mortgage, executed before Notary Douglas Sanchez Cortes, encumbering property located at Hatillo, Puerto Rico, Registry Property No. 18,462, and corresponding Mortgage.

8. Mortgage Note for $361,067.00, secured by Deed No. 30 of First Leasehold Mortgage, executed before Notary Douglas Sanchez Cortes, encumbering property located at San German, Puerto Rico, Registry Property No. 14,095, and corresponding Mortgage.

9. Mortgage Note for $8,000,000.00 secured by Deed of Leasehold Mortgage Deed number 263 of Notary Ronald L. Rosenbaum executed June 5, 2003 (Plaza Las Americas).

10. Mortgage Note for $3,500,000.00 secured by Deed of Leasehold Mortgage Deed number 262 of Notary Ronald L. Rosenbaum executed June 5, 2003 (Plaza Caribe).

11. Mortgage Note for $800,000.00, secured by Deed No. 35 of First Leasehold Mortgage, executed before Notary Mercedes Barreras Soler, encumbering property located at Caguas Centro, Puerto Rico, Registry Property No. 43,851 of Caguas, and corresponding Mortgage.

12. Mortgage Note for $2,750,000.00, increased to $4,630,000, secured by Deed No. 24 of Extension and Modification of Mortgage, executed before Notary Juan Agustin Rivero of June 2, 1988, and by Deed No. 155 of Notary Pedro Morell Losada, executed the 28th day of July, 1993 encumbering Campo Rico Property and the corresponding Mortgages.

13. Mortgage Note for $13,134,000.00 increased to $17,000,000.00, secured by Mortgage constituted by Deed No. 23 of Notary Juan Agustin Rivero, executed on June 2, 1998, increased by Deed No. 156 of Notary Pedro Morell Losada, executed on July 28, 1993 encumbering Campo Rico Property, and the corresponding Mortgages.

14. Mortgage Note for $3,817,000.00, increased to $7,200,000.00, secured by Mortgage constituted by Deed No. 21 of Notary Juan Agustin Rivero, executed on June 2, 1988, increased by Deed No. 148 of Notary Pedro Morell Losada, executed on July 28, 1993 encumbering De Diego Property, and the corresponding Mortgages.

The security interest and pledge in all notes includes all substitutions, modifications, and extensions thereof as well as all interest, income and other proceeds thereof.